EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Inuvo, Inc.

(Exact name of registrant as specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(o)	- (2)	-	-	-
Equity	Preferred Stock, par value $0.001 per share	Rule 457(o)	- (2)	-	-	-
Other	Warrants	Rule 457(o)	-	-	-	-
Other	Units	Rule 457(o)	-	-	-	-
Unallocated (Universal Shelf)		Rule 457(o)	-	-	$50,000,000 (4)	$0.0001476	$7,380(5)

Total Offering Amounts					$50,000,000 (4)		$7,380
Total Fee Offsets							$7,380
Net Fee Due							$0

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $50,000,000.

(2)	Includes rights to acquire common stock or preferred stock of Inuvo, Inc. under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)

Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. The proposed maximum initial offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)

Estimated solely for the purposes of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of preferred stock or upon exercise of common stock warrants registered hereunder.

(5)	Calculated pursuant to Rule 457(o) under the Securities Act.

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Inuvo, Inc.	S-3	333-253018	February 12, 2021		$7,380 (1)	(1)	(1)	$70,936,599 (1)
Fee Offset Sources	Inuvo, Inc.	S-3	333-253018		February 12, 2021					$7,380

(1) The Company previously registered the offer and sale of up to $75,000,000 of common stock, preferred stock, warrants, and units pursuant to a Registration Statement on Form S-3, File No. 333-253018, filed with the Securities and Exchange Commission on February 12, 2021 and declared effective on March 15, 2021 (the “Prior Registration Statement”). In respect of the Prior Registration Statement, the Company paid a registration fee of $8,182.50 in respect of $75,000,000 in newly-registered securities. Of the $75,000,000 of securities registered under the Prior Registration Statement, $70,936,599 of the securities remain unsold (the “Unsold Securities”). Pursuant to Rule 457(p) under the Securities Act, the Company hereby applies $7,380 of the previously paid registration fee in connection with the Prior Registration Statement in connection with the Unsold Securities to offset the registration of securities on this registration statement.. Pursuant to Rule 457(p) under the Securities Act, the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.